Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 28, 2008 (the “Effective Date”), by and between Extra Space Storage Inc. (“REIT”) and Extra Space Storage LP, with their principal place of business at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 (the “Operating Partnership”), and Charles L. Allen, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the REIT and Executive are parties to an Employment Agreement dated July 27, 2004 (the “Prior Agreement”);

WHEREAS, Executive has been providing services to both the REIT and the Operating Partnership (collectively the “Company”) as an employee; and

WHEREAS, the Company wishes to continue employing the Executive, and the Executive wishes to continue to be employed, on the terms set forth below:

Accordingly, the parties hereto agree as follows:

1.                                      Term. The Company hereby agrees to continue employing the Executive for an initial term (the “Initial Term”) commencing as of the date hereof and continuing for a three-year period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; provided, however, upon the expiration of the Initial Term, such employment will continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to 90 days before the expiration of the Initial Term and each subsequent annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2.                                      Duties. During the Term, the Executive shall be employed by the Company as Chief Legal Officer and Executive Vice President, and, as such, the Executive shall faithfully perform the duties of such offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the

Board (including, without limitation, the performance of duties for affiliates and subsidiaries of the Company). Excluding any periods of vacation and or other leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities, and any other business interests as may be approved by the Board. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided that no such activity that violates any written non-competition agreement between the parties shall be permitted.

3.                                      Compensation.

3.1                                Salary. The Company shall pay the Executive during the Term a salary at the rate of $290,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. At least annually, the Company shall review the Executive’s Annual Salary and may provide for increases therein as it may in its discretion deem appropriate. Any increase in Annual Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Salary shall not be reduced after any such increase and the term “Annual Salary” as utilized in this Agreement shall refer to such salary as so increased.

3.2                                Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to earn an annual bonus in an amount to be determined by the Company under the Company’s bonus plan or plans applicable to senior executives (“Annual Bonus”). At least annually, the Company shall review the Executive’s Annual Bonus and may provide for changes therein as it may in its discretion deem appropriate; provided, however, that the Executive’s total cash compensation opportunity, being the sum of the Annual Bonus (based on target bonus opportunity and not actual performance results) and Annual Salary shall not be reduced from the prior year.

3.3                                Benefits - In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, equity compensation plans, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4                                Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement in accordance with the policies, practices and procedures of the Company. All such reimbursements shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of reimbursements provided in one year shall not affect the amounts provided in any subsequent year. Such reimbursements shall not be subject to liquidation or exchange for another benefit.

4.                                      Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (including any earned but unpaid bonus and reimbursement under this Agreement for expenses incurred prior to the date of termination) (the “Accrued Obligations”), and (ii) except as otherwise required under applicable law or the Company’s benefit plans Executive (or, in the event of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.                                      Certain Terminations of Employment.

5.1                                Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a)                                 For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)                                    commission of and indictment for, or formal admission to, a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

(ii)                                 engagement in the performance of his duties hereunder, or otherwise to the material and demonstrable detriment of the Company, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

(iii)                              repeated failure to adhere to the directions of the Board, to adhere to the Company’s policies and practices or to devote substantially all of his business time and efforts to the Company;

(iv)                             willful and continued failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed such duties;

(v)                                breach of any of the provisions of Section 7; or

(vi)                             breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within 21 days following written notice from the Company specifying such breach;

provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clauses (i), (ii) or (v) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii), (iv) or (vi) above (or, if later, the Company’s knowledge thereof). No termination for Cause shall be effective unless the Board makes a Cause determination after notice to the Executive and the Executive has been provided with the opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(b)                                The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 30 days’ and not more than 60 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive the Accrued Obligations; and (ii) except as otherwise required under applicable law or the Company’s benefit plans, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.2                                Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a)                                 For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i)                                    the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;

(ii)                                 a material reduction in Annual Salary of the Executive;

(iii)                              the relocation of the Executive’s office to more than 100 miles from Salt Lake City, Utah; or

(iv)                             the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, (A) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (B) if there exists (without regard to this clause (B)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b)                                During the Term, the Company may terminate the Executive’s employment at any time without Cause and not pursuant to Section 4, or the Executive terminates his employment with the Company for Good Reason, then subject to Section 5.3 below, and in addition to the Accrued Obligations, the Executive shall receive:

(i)                                    a lump sum cash payment equal to two times the sum of (A) the Executive’s Annual Salary (as in effect on the effective date of such termination); and (B) an amount equal to the greater of  the Annual Bonus received by the Executive in the preceding year or the average Annual Bonus received by the Executive in the three years prior to the termination;

(ii)                                 a lump sum cash payment equal to the sum of (A) the cost of continuing health benefits (including any medical, vision or dental benefits), under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) or similar state law (“COBRA”) for a period of twenty-four months, based on the COBRA cost at the time of termination, plus (B) an amount equal to the taxes payable by the Executive on the amount determined under (A), so that on an after tax basis, Executive shall receive the amount equal to the COBRA premiums for a period of twenty-four months after Executive’s termination of employment based on the COBRA rate in effect at the time of termination;

(iii)                              the Executive shall vest in all outstanding unvested equity-based awards (including stock options and restricted stock) and such unvested equity-based awards shall become immediately exercisable and unrestricted and shall otherwise remain outstanding in accordance with their terms;

(iv)                             the Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) of the Code;

(v)                                the Company shall provide Executive with outplacement services for a period of six months following termination of employment; and

(vi)                             except as otherwise required under applicable law or the Company’s benefit plans, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.3                                Release and Timing of Payment. Executive’s rights to receive the payments and benefits under Section 5.2(b)(i), (ii), (iii), (iv) and (v) shall be subject to Executive’s execution, delivery and not revoking a release of claims and covenant not to sue, in such form as the Company may reasonably request (the “Release”), within sixty days following the Executive’s termination of employment. Payment of the amount required under Section 5.2(b)(i) shall be made in a lump-sum within fifteen days following the effective date of the Release, but in no event later than seventy-five days following the Executive’s termination of employment. Notwithstanding any provision herein to the contrary, the post-termination payments and benefits provided to Executive under Section 5.2 shall be paid only upon Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Notwithstanding the foregoing, the timing of the severance payments under Section 5.2 are subject to the provisions of Section 8.17, to the extent applicable.

5.4                                No Restrictions on Change. Nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in Section 5.2(b)(ii) from time to time in its sole discretion, and the Company shall in no event be required to provide any benefits otherwise required by Section 5.2(b)(ii) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

6.                                      Change in Control. In the event that during the Term, a “Change in Control” (as defined in the 2004 Long Term Incentive Compensation Plan as in effect on the date hereof) occurs then:

(a)                                 The Company shall pay Executive a bonus equal the Annual Bonus Executive would have received during the year of the Change in Control based on performance results through the date of the Change in Control annualized, and multiplied by a fraction the denominator of which is the 365 and the numerator is the number of days in the year elapsed through the date of the Change in Control. Such bonus shall be payable in a lump sum on the first business day of the month following the Change in Control; and

(b)                                Executive may terminate his employment with the Company for any reason within the six-month period following a Change in Control and such termination will be treated as a “Good Reason” termination entitling Executive to the severance and other benefits under Section 5.2(b).

7.                                      Covenants of the Executive.

7.1                                Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 7 (and any related enforcement provisions hereof), its successors and assigns) is the development, acquisition, operation, management or investment in self-storage facilities (such businesses, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of entities which have developed such a business; (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 7 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7. Accordingly, the Executive covenants and agrees that:

(a)                                 By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance and bonus arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that during the Term and such other time as the Executive remains employed in the service of the Company, he shall not engage in the Restricted Activities (as defined below) (i) engage in any element of the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity (such activities set forth in clauses (i) through (iii) above collectively referred to as the “Restricted Activities”); provided, however, that, notwithstanding the foregoing, (A) the restrictions set forth in this Section 7 shall not limit the Executive’s involvement or activities with respect to Extra Space Pico Riviera, and (B) the Executive may  invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (1) such securities are traded on any national securities exchange or the National Association of Securities Dealers Inc. Automated Quotation System, (2) the Executive is not a controlling person of, or a member of a group which controls, such entity and (3) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(b)                                At all times during the Term and thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”),  and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement

(c)                                 During the Term and for the one year period after termination of the Executive’s employment, the Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof.

(d)                                During the Term and except as required by law, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.

(e)                                 All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

7.2                                Rights and Remedies upon Breach.

(a)                                 The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 7.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 7.1, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

(b)                                The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

8.                                      Other Provisions.

8.1                                Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

8.2                                Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.3                                Enforceability; Jurisdiction; Arbitration.

(a)                                 The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 7 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b)                                Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 7, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 7.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Salt Lake City, Utah in accordance with Utah law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

8.4                                Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail or facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, receipt is confirmed if sent by electronic mail or facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)                                     If to the Company, to:

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

Attention:  Sr. Vice-President, Human Resources

(ii)                                  If to the Executive, to at the address set forth on the signature page hereof.

Any such person may by notice given in accordance with this Section 8.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

8.5                                Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including the Prior Agreement.

8.6                                Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.7                                GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

8.8                                Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

8.9                                Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

8.10                          No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

8.11                          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

8.12                          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.13                          Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 7, 8.3 and 8.9, and the other provisions of this Section 8 (to the extent necessary to effectuate the survival of Sections 7, 8.3 and 8.9), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

8.14                          Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

8.15                          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.16                          Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes assuming tax at the highest applicable rates on such Parachute Payments and on any payments under this Section 8.16) as if no excise taxes had been imposed with respect to Parachute Payments. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The amount of any payment under this Section 8.16 shall be computed by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive using reasonable assumptions and good faith interpretations of the Code, subject to the last sentence of this Section 8.16. Notwithstanding any other provision of this Section 8.16, if a reduction in Parachute Payments by 10% or less would cause there not to be excise taxes imposed upon the Executive under Section 4999 of the Code (as determined by the accounting firm referred to above, but subject to the last sentence of this Section 8.16), then (i) no payments shall be made to the Executive under the foregoing provisions of this Section 8.16, and (ii) the payments and benefits provided under this Agreement shall be reduced to the extent necessary so that no excise taxes would be imposed upon the Executive. All amounts payable to Executive under this Section 8.16 shall be paid as soon as practicable after the event giving rise to payment of the Excise Tax by the Executive, but no later than the December 31 of the year next following the year in which the Executive, or the Company on behalf of the Executive, remits the excise taxes due. In the event that the Internal Revenue Service or a court, as applicable, finally and in a decision that has become unappealable, decides that the determinations by the accounting firm under this Section 8.16 are incorrect, then the parties shall within five business days take such corrective actions as are necessary to conform to such final decision; provided that (i) the Executive shall not initiate any proceeding or other contests regarding these matters, other than at the direction of the Company, and shall provide notice to the Company of any proceeding or other contest regarding these matters initiated by the Internal Revenue Service, and (ii) the Company shall be entitled to direct and control all such proceeding and other contests, if it commits to and does pay all costs (including without limitation legal and other professional fees) associated therewith.

8.17                          409A. Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 5.2 or 6.2 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However,

to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of  the Code, then if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 8.17 shall be paid in a lump sum to Executive. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

EXTRA SPACE STORAGE INC.
EXTRA SPACE STORAGE LP

By:	/s/ Kenneth M. Woolley
Name:	Kenneth M. Woolley
Title:	Chief Executive Officer

Executive:

/s/ Charles L. Allen

Charles L. Allen